Filed pursuant to Rule 433 Registration Statement No. 333-158199-10 FINANCIAL PRODUCTS

FACT SHEET (T20)

Offering Period: October 29, 2010 – November 19, 2010

2-year Callable Cert PLUS Linked to the S&P 500 Index

Return Profile
  2-year securities linked to the performance of the S&P 500 Index
  Leveraged return, with an Upside Participation Rate expected to be 150% of the appreciation of the S&P 500 Index, uncapped, subject to Early Redemption, which limits upside participation to the Call Return
  If a Knock-In Event does not occur, the investor is entitled to receive at least their principal amount at maturity, subject to the credit of the Issuer
  If a Knock-In Event occurs and the Final Level is less than the Initial Level, payment at maturity will be less than the principal amount invested with potential loss of the entire investment
  Early Redemption at the option of the Issuer in November 2011, approximately 1 year before the Maturity Date, the investor is repaid 100% of their principal amount plus the Call Return, subject to the credit of the Issuer
Terms & Knock-In Event

Issuer:	Credit Suisse AG, Nassau Branch
Trade Date:	Expected to be November 22, 2010
Settlement Date:	Expected to be November 29, 2010
Underlying:	S&P 500® Index
Upside Participation Rate:	Expected to be 150%
Call Return:	9.75%
Early Redemption:	Issuer has the right to redeem the securities early on November 29, 2011; upon early redemption, investors will be entitled to a payment per security of an amount in cash equal to the principal amount of the security multiplied by the sum of 1 plus the Call Return
Redemption Amount:	If an Early Redemption does not occur, an amount in cash equal to the principal amount of the securities held multiplied by the sum of 1 plus the Underlying Return
Underlying Return:	If (a) the Final Level is greater than the Initial Level, then: Upside Participation Rate x percentage change in Underlying; (b) if the Final Level is equal to the Initial Level, then: zero; (c) if the Final Level is less than the Initial Level and (i) a Knock-In Event occurs, then: percentage change in Underlying; (ii) a Knock-In Event does not occur, then: zero.
Knock-In Level:	Expected to be approximately 70% of the Initial Level
Knock-In Event:	If, on the any trading day during the Observation Period, the closing level of the Underlying is less than or equal to the Knock-In Level
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Initial Level:	The closing level of the Underlying on the Trade Date
Final Level:	The closing level of the Underlying on the Valuation Date
Valuation Date:	November 26, 2012, subject to postponement
Maturity Date:	November 29, 2012, subject to postponement
CUSIP:	22546EF74

Benefits
  Offers uncapped, leveraged participation in the appreciation of the Underlying, subject to Early Redemption, which limits upside participation to the Call Return
  Reduced downside risk due to a 30% contingent buffer

Hypothetical Returns at Maturity

Percentage Change in Underlying from Final Level to Initial Level	Redemption Amount (Knock- In Event Does Not Occur) (1)	Redemption Amount (Knock- In Event Occurs)(1)
50%	$1,750.00	$1,750.00
40%	$1,600.00	$1,600.00
30%	$1,450.00	$1,450.00
20%	$1,300.00	$1,300.00
10%	$1,150.00	$1,150.00
0%	$1,000.00	$1,000.00
-10%	$1,000.00	$900.00
-20%	$1,000.00	$800.00
-30%	N/A	$700.00
-40%	N/A	$600.00
-50%	N/A	$500.00

(1)	Assumes an Upside Participation Rate of 150% and also assumes there is no Early Redemption

Risks
  Investment may result in a loss of up to 100% of principal
  The securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse
  The return on the securities is affected by the Knock-In Level and the occurrence of a Knock-In Event
  The securities are subject to Early Redemption, which may limit an investor’s ability to participate in appreciation of the Underlying
  Redemption Amount will be less than the principal amount if a Knock- In Event occurs on any trading day during the Observation Period and the Final Level is less than the Initial Level, and in such case, the return will be based on the percentage change in the Underlying
  Credit Suisse’s creditworthiness, including actual or anticipated downgrades in our credit ratings, which may adversely affect the value of the securities
  No interest or dividend payments or voting rights with respect to the stocks included in the Underlying
  The securities may be redeemed early in which case an investor will forgo any participation in the appreciation of the Underlying and will instead receive a return equal to the Call Return
     (See Additional Risk Considerations on next page)

Product Summary

Horizon (years)	2-year

Principal Repayment	Principal at Risk

Investment Objective	Appreciation

Market Outlook	Bullish

FINANCIAL PRODUCTS FACT SHEET (T20)

Offering Period: October 29, 2010 – November 19, 2010

2-year Cert PLUS Linked to the S&P 500 Index

Additional Risk Considerations

  Prior to maturity, costs such as concessions and hedging may affect the value of the securities

  Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market.

  Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the notes including acting as calculation agent and hedging our obligations under the notes. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any discretionary account without prior written approval of the customer.

The risks set forth in the section entitled “Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the term sheet, and the “Risk Factors” section of the product supplement, which set forth risks related to an investment in the securities.

Disclaimer

IRS Circular 230 Disclosure: Credit Suisse and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with Credit Suisse of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early sales could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of Credit Suisse Research Departments. Financial Products may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Credit Suisse and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations, issuers of the stocks comprising the applicable index, indices or fund mentioned herein. Credit Suisse is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a Credit Suisse entity qualified in their home jurisdiction unless governing law permits otherwise.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including term sheet, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Term Sheet dated October 29, 2010, Underlying Supplement dated June 24, 2010, Product Supplement No. T-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the term sheet, product supplement, underlying supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the term sheet related to the offering summarized herein on the SEC website at: http://www.sec.gov/Archives/edgar/data/1053092/000095010310003183/dp19771_fwp-t20.htm

You may access the product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the term sheet.